UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2021

Vincerx Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39244	83-3197402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

260 Sheridan Avenue, Suite 400
Palo Alto, California	94306
(Address of principal executive offices)	(Zip Code)

(650) 800-6676

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VINC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 15, 2021, Vincerx Pharma, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”) pursuant to which the Company, in a private placement, agreed to issue and sell to the Investors an aggregate of 3,500,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at a price of $14.50 per share, for gross proceeds to the Company of $50.75 million (the “Private Placement”). The Private Placement is expected to close on or about September 20, 2021, subject to the satisfaction of customary closing conditions. Under the Purchase Agreement, the Company has agreed to use the net proceeds from the Private Placement for working capital and general corporate purposes.

In connection with the sale of the Common Stock in the Private Placement, the Company entered into a Registration Rights Agreement with the Investors, dated as of September 15, 2021 (the “Registration Rights Agreement”), pursuant to which the Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the Common Stock sold in the Private Placement. The Company has agreed to file the registration statement within 30 days of the closing of the Private Placement. The Registration Rights Agreement includes customary indemnification rights in connection with the registration statement.

Andrew I. McDonald, Ph.D., a member of the Company’s board of directors, is a founding partner of LifeSci Capital, LLC, a co-placement agent in the Private Placement.

The foregoing summary descriptions of the Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and the Registration Rights Agreement, which are attached as Exhibits 10.1 and 4.1 hereto, respectively, and incorporated herein by reference.

The representations, warranties and covenants contained in the Purchase Agreement and the Registration Rights Agreement were made solely for the benefit of the parties to the Purchase Agreement and the Registration Rights Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement and the Registration Rights Agreement are incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement and the Registration Rights Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the Private Placement described in Item 1.01 above, which description is hereby incorporated by reference into this Item 3.02, the Company has agreed to sell the shares of Common Stock to be issued in the Private Placement to accredited investors in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”). The Company will rely on this exemption from registration based in part on representations made by the Investors. SVB Leerink LLC acted as lead placement agent and LifeSci Capital, LLC and Cantor Fitzgerald & Co. acted as co-placement agents for the Company in connection with the Private Placement and will receive fees of approximately $3.0 million. The net proceeds to the Company from the Private Placement, after deducting the placement agent fees and other expenses payable by the Company, are expected to be approximately $47.5 million.

The securities to be sold in the Private Placement have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration requirements. Neither this Current Report on Form 8-K nor any exhibit attached hereto shall constitute an offer to sell or the solicitation of an offer to buy shares of Common Stock or any other securities of the Company.

Item 7.01	Regulation FD Disclosure.

On September 16, 2021, the Company issued a press release announcing the Private Placement. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Registration Rights Agreement by and among the Company and the Investors party thereto, dated September 15, 2021.

10.1	Securities Purchase Agreement by and among the Company and the Investors party thereto, dated September 15, 2021.

99.1	Press Release dated September 16, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 16, 2021

VINCERX PHARMA, INC.

By:	/s/ Dr. Ahmed M. Hamdy
Dr. Ahmed M. Hamdy
Chief Executive Officer